Exhibit 12

MONSANTO COMPANY

Ratio of Earnings to Fixed Charges(1)(2) (Dollars in millions except for percentages)	Year Ended Aug. 31,
	2010	2009	2008	2007	2006

EARNINGS:
Income from Continuing Operations Before Income Taxes	$1,490	$2,918	$2,926	$1,328	$1,018

Add:
Fixed charges	227	178	162	174	160
Dividends from affiliated companies	—	—	—	—	—
Equity affiliate (income) expense — net	(16)	(17)	(2)	34	31
Amortization of capitalized interest	14	13	16	15	15
Less:
Capitalized interest	(25)	(34)	(22)	(14)	(9)

Earnings available for fixed charges	$1,690	$3,058	$3,080	$1,537	$1,215

FIXED CHARGES:
Interest expense(3)	$167	$107	$110	$136	$133
Capitalized interest	25	34	22	14	9
Portion of rents representative of interest factor	35	37	30	24	18

Total Fixed Charges	$227	$178	$162	$174	$160

Ratio of Earnings to Fixed Charges	7.44	17.18	19.01	8.83	7.59

(1)	Monsanto has not paid any preference security dividends and, therefore, has not included the ratio of combined fixed charges and preference security dividends to earnings for the relevant periods.

(2)	The operating results of the Dairy business have been conformed to discontinued operations presentation for all relevant fiscal years presented.

(3)	Includes amortization of deferred debt issuance costs and the interest component of the income tax provision.

Debt to Capital Ratio(1) (amounts in millions except for percentages)	Year Ended Aug. 31,
	2010	2009	2008	2007	2006
Short-Term Debt	$241	$79	$24	$270	$28
Long-Term Debt	1,862	1,724	1,792	1,150	1,639
Total Debt	2,103	1,803	1,816	1,420	1,667
Total Monsanto Company Shareowners’ Equity	10,069	10,039	9,374	7,503	6,525
Debt-to-Capital Ratio	17%	15%	16%	16%	20%

(1)	Debt-to-capital ratio is the sum of short-term and long-term debt, divided by the sum of short-term and long-term debt and shareowners’ equity.

Current Ratio(1) (amounts in millions except for ratios)	Year Ended Aug. 31,
	2010	2009	2008	2007	2006
Total Current Assets	$7,050	$7,783	$7,609	$5,084	$5,461
Total Current Liabilities	3,556	3,727	4,439	3,075	2,279
Current Ratio	1.98	2.09	1.71	1.65	2.40

(1)	Current ratio represents total current assets divided by total current liabilities.